December 12, 2019

Manitowoc Board of Directors Elects Anne E. Bélec as New Director

MILWAUKEE, Wis. - The Manitowoc Company, Inc. (NYSE: MTW) (the “Company” or “Manitowoc”), a leading global manufacturer of cranes and lifting solutions, today announced that Anne E. Bélec has been elected to the Company’s Board of Directors effective immediately.  Additionally, the Company announced an increase in the size of the Board from eight to nine directors.

Ms. Bélec is a senior executive with over 33 years of experience in sales, marketing and customer service.  She had an extensive career at Ford Motor Company, holding successively senior positions, including Director, Global Marketing and President and Chief Executive Officer, Volvo Cars N.A., Volvo Cars Corporation.  Ms. Bélec subsequently went on to hold several additional senior executive roles in the automotive and recreational products sectors, including Vice President and Chief Marketing Officer of Navistar, Inc. and Senior Vice President, Global Brand, Communications and Parts, Accessories and Clothing at Bombardier Recreational Products, Inc.  Ms. Bélec is the co-founder and presently serves as Chief Executive Officer of Mosaic Group, LLC, a firm offering outsourced marketing services for brands in Canada, the United States and globally.

Ms. Bélec holds a Bachelor of Business Administration and Commerce degree from the University of Ottawa, and a Masters in Business Administration from the Fuqua School of Business at Duke University.

Ms. Bélec also serves on the Board of Directors of Wajax Corporation (TSX: WJX) and serves on the Audit Committee and Human Resources and Compensation Committee of WJX.

“The Manitowoc Board of Directors is very pleased to have Anne join the Board.  She has an exceptional and varied background and possesses the skills and qualities that will make her a valuable contributor to our efforts to increase shareholder value,” said Kenneth W. Krueger, Chairman of Manitowoc’s Board of Directors.

For more information:

Ion Warner

VP, Marketing and Investor Relations

+1 414-760-4805